Exhibit 5.5

[Marshall Diel & Myers Limited letterhead]

Our Ref: KAT/mml/6466-4 (01)

BY EMAIL AND BY POST

April 19, 2012

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Dear Sirs

Re:	BGO (Bermuda) Ltd.

We are acting as special Bermuda counsel to BGO (Bermuda) Ltd (the “Company”) in connection with the issuance by Kinross Gold Corporation (“Kinross”) of $250,000,000 aggregate principal amount of 3.625% Notes due 2016 (the “New 2016 Notes”), $500,000,000 aggregate principal amount of 5.125% Notes due 2021 (the “New 2021 Notes”) and $250,000,000 aggregate principal amount of 6.875% Notes due 2041 (the “New 2041 Notes” and together with the New 2016 Notes and the New 2021 Notes, the “New Notes”).  The New Notes are unconditionally guaranteed by the Company (the “Guarantees”).

We understand that Kinross intends to offer to exchange the New Notes and the Guarantees for an equivalent principal amount of its outstanding notes, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (“SEC”).

The New Notes will be issued pursuant to an indenture (the “Indenture”) dated as of August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Company, as guarantors (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

For the purpose of this opinion, the Company has provided us with copies of the following documents (together being the “Documents”):

(a)          Indenture dated August 22, 2011;

(b)         Form of Guarantee;

(c)          Certified Resolutions of the Company pursuant to Bye-Law 20 dated June 17, 2011.

The opinions expressed herein are limited to the law of Bermuda.

We express no opinion as to any laws, or matters governed by any laws, other than the law of Bermuda.

Assumptions

In stating our opinion, we have assumed:

(a)          the authenticity, accuracy and completeness of the Documents;

(b)         that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)          the genuineness of all signatures on the Documents; and

(d)         the authority, capacity and power of each of the persons signing the Documents (other than the Company).

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1.               The Company is a duly organized and validly existing corporation in good standing under the laws of Bermuda.

2.               The Indenture and the Guarantees have been duly authorized by the Company, and, to the extent such execution and delivery are matters governed by the laws of Bermuda, the Indenture has been duly executed and delivered by the Company.

3.               The execution, delivery and performance by the Company of its obligations under the Indenture and the Guarantees do not and will not violate Bermuda Law.

4.               The execution, delivery and performance by the Company of the Indenture and the Guarantees do not and will not constitute a breach or violation of the Memorandum of Association and the Bye Laws of the Company.

5.               Based solely upon the entries and filings shown in respect of the Company on the file of the Company maintained in the Registrar of Companies at the office of the Registrar of Companies in Hamilton, Bermuda as revealed by a search conducted on October 12, 2012 and the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 12 April 2009:

1.               no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending  against or affecting the Company; and

2.               no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given.  No petition to wind up the Company or application to re-

organise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

This opinion is being delivered to you for your use only in connection with the filing of a Registration Statement (the “Registration Statement”) with respect to the New Notes and the Guarantees with the SEC and may not be relied upon by any person other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours faithfully
MARSHALL DIEL & MYERS LIMITED

/s/ Katie Tornari
Katie Tornari
Director